EXHIBIT 99.1 – PRESS RELEASE ISSUED JUNE 3, 2005

Contact:	Bevo Beaven, Vice President
Bill Conboy, Sr. Account Executive
CTA Public Relations
303-665-4200
Bill@ctapr.com
Bevo@ctapr.com

Harken Energy Exercises Global Energy Development Warrants

Dallas, TX – June 3, 2005 - Harken Energy Corporation (AMEX: HEC) (“Harken”) today announced that Harken has exercised all of its outstanding warrants to purchase 6,487,481 ordinary shares in its subsidiary, Global Energy Development PLC (“Global”). These warrants had an expiration date of August 8, 2005 with an exercise price of 60 UK pence per share for a total cash consideration of approximately USD$7.1 million. As a result of the exercise of these warrants, Harken ownership in Global has increased to approximately 74% of the total issued share capital of Global.

As of June 3, 2005, certain of Global’s minority shareholders continue to hold outstanding warrants for 177,001 Global ordinary shares at an exercise price of 60 UK pence per share that expire on August 8, 2005. Additionally, Lyford Investments Enterprises, Ltd. (“Lyford”) continues to hold warrants to purchase 7,000,000 ordinary shares of Global which are currently held by Harken; these warrants have an exercise price of 50 UK pence per share and expire on October 7, 2005. Harken’s ownership in Global could decrease to approximately 54% if or when all of these remaining warrants are exercised prior to their expiration.

Harken Energy Corporation is engaged in oil and gas exploration, development and production operations both domestically and internationally through its various subsidiaries. Additional information may be found at the Harken Energy Web site, www.harkenenergy.com, or by calling Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200.

Certain statements in this announcement including statements regarding future expectations, objectives, intentions and plans for oil and gas exploration, development and production may be regarded as “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Management’s current view and plans, however, are subject to numerous known and unknown risks, uncertainties and other factors that may cause the actual results, performance, timing or achievements of Harken to be materially different from any results, performance, timing or achievements expressed or implied by such forward-looking statements. The various uncertainties, variables, and other risks include those discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K/A dated April 13, 2005. Although Harken believes that the expectations reflected in the forward-looking statements of this announcement are reasonable, it can give no assurance that such expectations will prove to be correct or that unforeseen developments will not occur. Harken undertakes no duty to update or revise any forward-looking statements. Actual results may vary materially.

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